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                                                                    EXHIBIT 99.1

    McDERMONTT INTERNATIONAL, INC.
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    NEWS RELEASE

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FOR IMMEDIATE RELEASE
02-24
NEW ORLEANS, LA - OCTOBER 3, 2002

     MCDERMOTT REVISES 2002 EARNINGS OUTLOOK AND SETS DATE FOR THIRD QUARTER
                      EARNINGS RELEASE AND CONFERENCE CALL

         McDermott International, Inc. ("McDermott") expects to report a loss for the quarter ended September 30, 2002 of approximately $0.71 per diluted share, due primarily to additional cost overruns, schedule delays and higher than expected forecasted costs to complete the three EPIC Spar projects at J. Ray McDermott. The expected loss includes the gain on the sale of Hudson Products Company ("HPC") of $0.17 per diluted share which was sold in July 2002.

         As such, McDermott is revising its guidance for the full year of 2002 from a range of $3.50 to $3.60 loss per diluted share to a loss of approximately $4.50 per diluted share. Excluding (1) the write-off of McDermott's investment in The Babcock & Wilcox Company of $3.58 per diluted share and the impairment of McDermott's investment in an Indian joint venture of $0.05 per diluted share both of which were recorded in the second quarter and (2) the gain on the sale of HPC, the Company expects a loss of approximately $1.05 per diluted share for the full year of 2002.

         At August 31, 2002, the Medusa EPIC Spar project was approximately 83% complete compared to a forecasted percent complete of approximately 94%. Slippage in the fabrication schedule, lower than expected productivity and a greater amount of out-of-sequence work resulted in additional cost overruns for the spar hull and the topsides as well as higher forecasted costs to complete the project. Included in the forecast are costs associated with the potential for additional delays as a result of seasonally bad weather in the Gulf of Mexico during the rescheduled installation date which now extends into the first quarter of 2003.

         The Devils Tower EPIC Spar project was approximately 63% complete at the end of August 2002, compared to a forecasted percent complete of approximately 66%. The additional man-hours associated with completion of the Medusa spar hull and topsides have now been factored into the current forecast for the Devils Tower project. Since the project is now in a loss position, all estimated future costs to complete will be recorded in the third quarter 2002. The Company had previously recognized approximately $8 million of operating income on this project, which will be reversed in the third quarter of 2002.
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         At August 31, 2002, the third EPIC Spar project, Front Runner, was approximately 16% complete. At June 30, 2002, McDermott forecasted that this project would be marginally profitable at completion. As a result of changes in estimates of man-hours based on the experience derived from the Medusa and Devils Tower Epic Spar projects, McDermott now expects that this project will also be in a loss position. McDermott has not recorded any profit on this project to date.

         "While we believed that we had previously identified all of the major costs associated with completion of these projects, we now have a clearer picture of the amount of time and costs it will take to complete them. Compounding these issues are the additional expenses associated with schedule delays on Medusa and Devils Tower. Using the lessons learned on the first two spar projects, we are examining alternatives for the completion of Front Runner," said Bruce W. Wilkinson, Chairman and Chief Executive Officer of McDermott International.

         "We plan to continue our focus on the deepwater market and to further develop our spar technology, but we will not accept EPIC contracts that place a disproportionate amount of risk on the contractor without appropriate monetary incentives. While we continue our search for a President for J. Ray, we intend to review and adjust J. Ray's operating cost structure," Wilkinson said.

         "With respect to the B&W Chapter 11, we are working diligently with the representatives of the present and future asbestos claimants in the Chapter 11 proceedings to meet the November 19, 2002 deadline set by the Bankruptcy Court for the filing of a consensual plan of reorganization," continued Wilkinson.

         McDermott plans to release third quarter earnings after the close of the market on November 6, 2002. The Company plans to hold a conference call and webcast on November 7, 2002 at 9:00 a.m. central time to discuss the third quarter results and the issues described above relating to the three EPIC Spar projects.

         McDermott International, Inc. is a leading worldwide energy services company. The company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.

         In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International, Inc. cautions that statements in this press release which are forward-looking and which provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. The forward-looking statements in this press release include statements about the projected losses in the third quarter of 2002 and for the full year of 2002 and the percentage completion of the three EPIC Spar projects discussed above. Although McDermott's management believes that the expectations reflected in those forward-looking statements are reasonable, McDermott can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may



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vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report on Form 10-K for the year ended December 31, 2001 and its quarterly reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002.

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CONTACT:   Gay Stanley Mayeux
           Director, Investor Relations & Corporate Communications
           (281) 870-5011
           gmayeux@mcdermott.com